Exhibit 10.18

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of January 1, 1995 (the “Effective Date”), by and between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”), and DOUGLAS V. SMITH of Lufkin, Texas (the “Executive”).

WHEREAS, the Company wishes to continue the employment of the Executive as president and Chief Executive Officer of the Company, under the terms and conditions set forth herein;

WHEREAS, the Executive wishes to continue his employment under those terms and conditions; and

WHEREAS, the Company and the Executive (the “Parties”) previously entered into an Employment Agreement dated as of January 1, 1993 and they desire to amend and restate said Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged, the Parties agree as follows:

1.	Employment.

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment with the Company, for the term set forth in Section 2 below, in the positions and with the duties and responsibilities set forth in Section 3 below, at an office location in Lufkin, Texas or such other location as the Parties may mutually agree, and upon such other terms and conditions as are hereinafter stated.

2.	Term.

The amended term of the Executive’s employment with the Company (the “Term”) shall commence on the Effective Date and shall continue through December 31, 1998. However, prior to November, 1997, the Company agrees to review with the Executive the possible extension of the Term.

3.	Position and Duties.

(a) During the Term, the Executive shall serve as President and Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company. During the Term, the Company shall cause the Executive to be nominated for election as the Chairman of the Board of Directors of the Company and shall use its reasonable best efforts to secure such election.

(b) While employed hereunder, the Executive shall devote his full business time and attention to the operations and activities of the Company, and shall not be employed by, consult with or otherwise render services to, any other business, except with the consent of the Board of Directors of the Company. The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments and other business, industry and civic activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder.

4.	Compensation and Benefits.

(a) Salary. The Company shall pay the Executive a base salary (“Salary”) at an annual rate of $255,000 (the “Base Rate”). Salary shall be payable in accordance with the Company’s payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review with the Executive the Salary during February of each year in the Term, and may adjust such Salary in its sole discretion, provided that such Salary shall never be at an annual rate less than the Base Rate.

(b) Bonus. The Executive will receive a bonus of at least $60,000 annually. Subject to such minimum bonus amount, the annual bonus for each year during the Term shall be determined by the mutual agreement of the Company and the Executive (a copy of such agreement shall be attached hereto as Exhibit A each year and replace the Exhibit A concerning the prior year’s bonus agreement). The bonus for any bonus year shall be paid at the time bonuses for such year are generally paid under the Company’s bonus program (it being agreed that the bonus for the 1995 year shall be paid in February 1996) and shall be paid in the form of a lump sum cash payment.

(c) Stock Options. The Company shall grant the Executive a ten-year stock option under the Company’s 1990 Stock Option Plan (“Stock Plan”) on May 17, 1995 to purchase up to 15,000 shares of the Company’s common stock. On the date of the first regular meeting of the Committee in 1996 and 1997, the Company shall grant the Executive an additional ten-year option under the Company’s Stock Plan (or any successor plan) to purchase a number of shares of the Company’s common stock not less than that number (rounded up to the next full number) which is equal to the Executive’s Base Rate on such grant date divided by the fair market value of a share of common stock (as defined in the Stock Plan) on such date. The form and other terms and conditions of such options shall be substantially as set forth in Exhibit B, “Lufkin Industries, Inc. Stock Option Agreement” attached to and forming a part of this Agreement.

(d) Employee Benefit Programs. During the Term, the Executive shall be entitled to participate in all employee benefit programs of the Company as in effect from time to time and in which the Company’s senior executives are eligible to participate, provided that, with respect to all plans other than plans qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), any minimum service requirement shall be waived. In addition, the

Company shall provide the Executive a special pension benefit which shall be equal to the actuarial equivalent (based upon the interest and mortality assumptions applicable under the terms of the Company’s qualified defined benefit pension plan covering salaried employees (the “Pension Plan”) of the excess, if any, of (a) less (b) where:

(a)	is the benefit which would have been payable to the Executive or on his behalf to his beneficiary or beneficiaries under the Pension Plan if such benefit was 100% vested; and

(b)	is the benefit which is in fact payable to the Executive or on his behalf to his beneficiary or beneficiaries under the Pension Plan.

Such special pension shall be paid in a lump sum cash payment as soon as practicable following the Executive’s termination of employment with the Company.

The Company shall also establish and maintain a nonqualified pension plan in which the Executive shall participate effective from and after January 1, 1995 and for the remainder of the Term, including any extensions thereof, with terms substantially the same as than those set forth on Exhibit C, “Summary of SEEP” attached to and forming a part of this Agreement.

(e) Other Benefits. During his employment hereunder, the Executive shall be afforded the following benefits as incidences of his employment:

(i)

Company automobile - the Company will provide to the Executive for his personal and business use a top-of-the-line automobile, and shall provide, or reimburse the Executive for, maintenance and insurance (liability and collision coverage insuring both the Company and the Executive and covering both business and personal use) for such automobile. Such automobile shall be owned or leased by the Company, and, if requested by the

Executive, shall be replaced not less frequently than each three (3) years.

(ii)	Business and entertainment expenses - the Company will reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of the Executive’s wife accompanying the Executive on business travel.

(iii)	Club memberships - in addition to the other business and entertainment expenses reimbursable pursuant to item (ii) above, the Company shall pay membership fees, dues and assessments for (a) one country club located in Angelina County, Texas, to be selected by the Executive, (b) one luncheon club located in Houston, Texas, to be selected by the Executive, and (c) such other luncheon or country club memberships as the Board of Directors of the Company may deem, to be justified by business usage.

(iv)	Annual physical examination - the Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of the Executive’s choosing in Houston, Texas or in Lufkin, Texas.

(v)	Life insurance - the Company will provide, or cause to be provided, to the Executive, at no cost to the Executive, term life insurance coverage in the amount of $500,000.

Proceeds of such insurance shall be payable to a beneficiary to be designated in writing by the Executive,

(vi)	Tax preparation expenses - the Company will reimburse the Executive for expenses incurred by him in connection with the preparation of his federal income tax return up to a maximum of $3,000 per year.

5.	Termination of Employment.

The Executive’s employment is subject to termination during the Term only as provided in this Section 5.

5.1 Death or Disability.

If the Executive’s employment is terminated due to his death or total disability, as determined under the Company’s applicable long-term disability plan, then:

(i) The Executive (or his estate) shall be entitled to receive salary and benefit coverages for a period of three months from and after the date of termination of employment.

(ii) The Executive (or his estate) shall be entitled to a bonus payment for the year in which termination occurs equal to the minimum bonus amount provided in Section 4(b) above, prorated to reflect the actual number of full weeks worked during the bonus year in which the Executive’s employment terminates.

(iii) The Executive (or his estate) shall be entitled to the special pension(s) as described in Section 4(d) above.

5.2 Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause as such term is defined in Section 5.3 below, in which case:

(i) The Executive shall be paid a lump sum cash payment, payable within 30 days of his termination of employment, equal to the total Salary which would have been paid to him under this Agreement for the remainder of the Term, based on a Salary rate equal to the greater of (A) the rate in effect on the Effective Date, or (B) the rate in effect on termination of his employment.

(ii) The Executive shall be entitled to a lump sum payment, payable within 30 days of his termination of employment, equal to the amount of annual bonuses which would have been paid to him under this Agreement for the remainder of the Term based upon the bonus rate of $60,000 per annum.

(iii) The Executive shall be entitled to the special pension(s) as described in Section 4(d) above.

(iv) Benefits (as described in Sections 4(d), other than the special pension(s) that are payable upon termination of employment, and 4(e) above) shall continue to be provided to the Executive by the Company during the period of Salary continuation described in item (i) above as if the Executive’s employment had continued for the remainder of the Term; provided, however, that to the extent any such benefit cannot be continued as a matter of law during the remaining period of the Term because the Executive is no longer employed by the Company, the Company shall pay the Executive an amount equal to the economic value of such benefit and; provided, further, that any such benefit shall be discontinued, if earlier, on the date that the Executive becomes entitled to coverage for a comparable benefit as a result of his employment by a successor employer.

5.3 Termination by the Company for Cause. If the Company terminates the Executive’s employment for Cause, as defined in this Agreement, the Executive shall be entitled only to Salary, and any benefits, accrued as of the effective date of termination. Any other benefits shall be determined under applicable plans, programs or other coverages of the Company. For purposes of this Agreement, the term “Cause” shall mean:

(i) the Executive’s conviction for, or plea of nolo contendere to, a felony;

(ii) the commission by the Executive of an act involving fraud or intentional dishonesty, which act is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries;

(iii) the Executive’s material breach of any material provision of this Agreement which remains uncorrected for 30 days after written notice and an opportunity to correct; or

(iv) the Executive’s knowing and willful misconduct in the performance of his duties, which continues for 30 days after written notice from the Company and which results in material injury to the reputation, business or operation of the Company or any of its subsidiaries.

5.4 Voluntary Termination by the Executive.

The Executive may terminate his employment at any time on 30 days written notice, in which case the Executive shall be entitled only to his Salary earned through the effective date of termination and any benefits accrued as of the effective date of termination as determined under applicable plans, programs or other coverages of the Company.

6.	Non-Competition.

During the term of his employment hereunder, and, for the period extending to the first anniversary of his termination of employment for any reason (the “No-Compete Period”), the Executive shall not, directly or indirectly, manage, control, participate in, consult with, render services to, or in any manner engage in any pumping unit or gear manufacturing business (the “Subject Businesses”) with (any such action to be referred to as an “Association” with) any person, corporation, partnership, trust or other business organization (any such person or entity to be referred to as a “Person”) if such business is directly competitive with the Subject Businesses of the Company; provided, however, that the foregoing shall not restrict the Executive from having an Association with a Person that is engaged in the Subject Businesses so long as the Executive is not personally involved in a material respect in the Subject Businesses of such Person, it being understood that an indirect supervisory role of a Subject Business and other businesses of such Person shall not constitute involvement in a material respect. If any court having jurisdiction determines that the provisions of this Section 6 are not enforceable to the fullest extent, because of the provisions as to the time period, the geographical area or the scope of activity covered, the Parties agree that such court may narrow any such provision as the court deems necessary to enforceability, and this Section 6 shall be enforced as so narrowed.

The Executive acknowledges that monetary damages would not constitute an adequate remedy for the Company in the event of a breach of this Section 6, and he therefore agrees that the Company shall be entitled to injunctive or other equitable relief for the enforcement hereof. However, in no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.	Confidential Information.

The Executive shall not, at any time, except in good faith in the performance of his duties for the Company, divulge any trade secrets or other proprietary or confidential information concerning the accounts, business or affairs of the Company, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge other than by acts of the Executive in violation of this Agreement (except such information as is required by law or legal process to be divulged, in which case he shall give the Company prompt notice of such required disclosure and use his reasonable best efforts, in cooperation with the Company, to defend against any such required disclosure). However, in no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.	Indemnification

8.1 If at any time the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company shall indemnify the Executive and hold him harmless against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law.

8.2 Expenses (including attorneys’ fees) incurred by the Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified.

8.3 All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i)	The Executive (a) shall promptly notify the Company of any third-party claim or claims asserted against him (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) shall transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of his request for indemnification under this Agreement.

(ii)

Within 30 days after receipt of any Claim Notice (“Election Period”), the Company shall notify the Executive (a) whether the Company disputes its potential liability to the Executive under this Section 8 with respect to such Third Party Claim and (b) whether the Company desires, at its sole cost and expense, to defend the Executive against such Third Party Claim by any appropriate proceedings, which proceedings shall be prosecuted diligently by the Company to a final conclusion or settled at the discretion of the Company in accordance with this Subsection 8.3(ii). The Company shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Executive is hereby authorized, at the Company’s sole cost and expense (but only if he is actually entitled to indemnification hereunder or if the Company assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which he shall deem necessary or appropriate to protect his interests or those of the Company and not prejudicial to the Company. If requested by the Company, the Executive agrees, at the Company’s sole cost and expense, to cooperate with the Company and its counsel in contesting any Third Party Claim that the Company elects to contest, including without limitation, through the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Executive may participate in but not control, any defense or settlement of any Third Party Claim controlled by the Company pursuant to this Section 8.3 and the Company shall bear his costs and expenses with respect to such participation.

(iii)

If the Company fails to notify the Executive within the Election Period that the Company elects to defend the Executive pursuant to Subsection 8.3(ii), or if the Company elects to defend the Executive pursuant to Subsection 8.3(ii) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Executive shall have the right to defend, at the sole cost and expense of the Company, the Third Party Claim. The Executive shall have full control of such defense and proceedings; provided, however, that the Executive may not enter into, without the Company’s consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Company has delivered a written notice to the Executive to the effect that the Company disputes its potential liability to the Executive under this Section 8, and if such dispute is resolved in favor of the Company by final, nonappealable order of a court of competent jurisdiction, the Company shall not be required to bear the costs and expenses of the Executive’s defense pursuant to this Section 8 or of the Company’s participation therein at the Executive’s request, and the Executive shall reimburse the Company promptly in full for all costs and expenses of such litigation. The Company may participate in, but not control, any defense or settlement controlled by the Executive pursuant to this Section 8.3(iii), and the Company shall bear its own costs and expenses with respect to such participation.

(iv)	The indemnification provided by this Section 8 shall apply whether or not the negligence of a party is alleged or proved.

9.	Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

10.	Assignability; Binding Nature.

This Agreement is binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive except that (i) his rights to compensation and benefits hereunder, which rights shall remain subject to the limitations of this Agreement, may be transferred by will or operation of law, and (ii) his rights under employee benefit plans or programs as referred to in Section 4, above, may be assigned or transferred in accordance with such plans or programs. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11.	Effect of Agreement.

This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. However, the Parties acknowledge having entered into a Severance Agreement as of January 16, 1993 (the “Severance Agreement”), and it is understood that such Severance Agreement is independent of this Agreement. In the event of a Change in Control of the Company, as defined in the Severance Agreement, then, notwithstanding any other provision hereof, this Agreement shall terminate and be superseded by the Severance Agreement.

12.	Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party. Any waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

13.	Mediation and Legal Actions.

If a dispute arises out of or related to this Agreement or its breach and if the dispute cannot be settled through direct discussions, then the Company and the Executive agree first to endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Sec. 154.001 et seq. Texas Civil Practices & Remedies Code, as supplemented by the mediation rules of the American Arbitration Association, before having recourse to any other proceeding or forum. If any party to this Agreement brings legal action to enforce the terms of this Agreement against another party to this Agreement and prevails in such legal action, the other party, in addition to the remedy or relief obtained in such legal action, shall be liable for the expenses incurred by the successful party in such legal action including costs of court and the fees and expenses of counsel.

14.	Notices.

Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed,

certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide:

To the Company:	Lufkin Industries, Inc. 601 South Raguet Lufkin, Texas 75901 Attn: Secretary

with a copy to:	Michael Rosenwasser, Esq. Andrews & Kurth L.L.P. 425 Lexington New York, New York 10017

To the Executive:	Mr. Douglas V. Smith 2210 Copeland Street Lufkin, Texas 75901

15.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.	References.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

18.	Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance wit the laws of the State of Texas without reference to the principles of conflicts of law.

19.	Legal Fees.

The Company promptly shall reimburse the Executive for fifty percent (50%) of his reasonable legal fees and expenses incurred in connection with the negotiation and documentation of this Agreement.

20.	Mitigation.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21.	Headings.

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.	Counterparts.

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective for all purposes as the date first written above.

LUFKIN INDUSTRIES, INC.

By:	/s/ C. James Haley, Jr.
Name:	C. James Haley, Jr.
Title:	Secretary–Treasurer

EXECUTIVE

/s/ Douglas V. Smith
Douglas V. Smith

EXHIBIT A

BONUS FOR 1995

1995 Earnings Per Share	Bonus Amount
Below $1.00	$60,000
$1.00 - $1.38	63,750
$1.39 - $1.82	127,500
$1.83 and above	191,250

EXHIBIT B

LUFKIN INDUSTRIES, INC.

STOCK OPTION AGREEMENT

Agreement made effective the 17th day of May, 1995, (the “Grant Date”) between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”), and DOUGLAS V. SMITH (“Optionee”).

To carry out the purposes of the Lufkin Industries, Inc. 1990 Stock Option Plan (the “Plan”), to which this Agreement is expressly subject and a copy of which is attached hereto as Exhibit A, by affording Optionee the opportunity to purchase shares of Common Stock, par value $1.00 per share, of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Optionee hereby agree as follows:

Any capitalized term not separately defined herein shall have the meaning set forth in the Plan.

1. Grant of Option. The Company granted, effective, May 17, 1995, to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 15,000 shares of Stock, on the terms and conditions set forth herein and in the Plan.

2. Exercise Price. The exercise price of the Option shall be $19.00 per share.

3. Exercise of Option. (a) Subject to the further provisions of this Agreement, the Option granted pursuant to this Agreement may be exercised only as set forth below:

Exercise Date		Percentage of Option Shares Exercisable
1.	Prior to the first anniversary of the Grant Date	0%
2.	After the first anniversary of the Grant Date	25%
3.	After the second anniversary of the Grant Date	50%
4.	After the third anniversary of the Grant Date	75%
5.	After the fourth anniversary of the Grant Date	100%

(b) Subject to the earlier expiration of the Option as herein provided and subject to the terms and conditions contained herein, the Option may be exercised by written notice (which complies in all respects with the provisions of this Agreement) to the Company at its principal executive office addressed to the attention of the Secretary of the Company, identifying the Option and specifying the number of shares that the Optionee decides to purchase, such exercise to be effective at the time of receipt of such written notice at the Company’s principal executive office during normal business hours. The notice shall not be considered to be properly given unless accompanied by all documentation deemed appropriate by the Committee to reflect exercise of the Option and compliance with all applicable laws, rules and regulations.

(c) The exercisability of the Option shall be subject to acceleration on the terms and conditions stated in Section 8 of the Plan, which related to a “Change in Control” of the Company (as defined in the Plan); provided, however, that acceleration of exercisability of the option in accordance with the terms and conditions stated in Section 8 of the Plan shall occur upon the occurrence of a “Change in Control” of the Company as defined in the Plan regardless of whether the Board of Directors of the Company exercises its power under the Plan prior to the time that such a “Change in Control” would otherwise be deemed to have occurred to determine that such “Change of Control” will not be deemed to have occurred. Further, this Option shall become fully exercisable as to all shares of stock upon the occurrence of a “Change of Control” of the Company as such term is defined pursuant to Section 2(b) of that Severance Agreement dated January 16, 1993 by and between the Company and Optionee and, following the occurrence of such “Change of Control”, this Option shall not terminate prior to the tenth anniversary of its Grant Date by reason of Optionee’s termination of employment with the Company other than a termination by the Company for “Cause” as such term is defined in Section 4.2 of such Severance Agreement.

(d) Notwithstanding anything herein to the contrary, in no event shall the Option, or any part thereof, be exercisable after the tenth anniversary of the Grant Date.

4. Payment of Option Exercise Price. Upon exercise of an Option, the full option exercise price for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee, by tendering to the Company shares of Stock owned by the Optionee having an aggregate Market Value as of the date of exercise and tender that is not greater than the full Option exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Option exercise price as provided in (i) above (provided that the Committee may, upon confirming that the Optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise). Payment instructions will be received subject to collection.

5. Reload Option. If, prior to his termination of employment, Optionee shall exercise an Option and make payment of the Option exercise price pursuant to the provisions of Section 4(ii), the Company and Optionee shall enter into a separate stock option agreement granting options to purchase that number of shares tendered to pay the Option exercise price pursuant to Section 4(ii). The exercise price of such Reload Options shall be the Market Value Per Share on the date of grant and the expiration date shall be the same as the expiration date of the Option exercised for which payment was made in accordance with the provisions of Section 4(ii).

6. Non-Transferability. The Option may not be transferred by Optionee separately or otherwise than by will or the laws of descent and distribution.

7. Termination of Employment. (a) If the Optionee’s employment with the Company is terminated for reasons other than (i) retirement with the consent of the Company (“retirement”), (ii) permanent disability or (iii) death, the Option shall be exercisable by him, subject to Section 3(d) above, only within ninety days after such termination and only to the extent the Option was exercisable on the date of termination of employment.

(b) If, however, any termination of employment is due to retirement or permanent disability, the Option shall be exercisable by the Optionee in full at any time, subject to Section 3(d) above, after such termination of employment.

(c) If any termination of employment is due to the death of Optionee, the Optionee’s estate, personal representative or beneficiary, as the case may be, shall have the right subject to the provisions of Section 3(d) above, to exercise the Option in full at any time within 12 months after the date of the Optionee’s death.

(d) Except as provided above in this Section 7, to the extent the Option is not exercisable on such termination of employment, the Option, or applicable portion thereof, shall be terminated and forfeited in full.

8. Withholding of Tax. Any cash payment under this Agreement shall be reduced by any amounts required to be withheld or paid with respect thereto under all present or future federal, state and local tax and other laws and regulations that may be in effect as of the date of each such payment (“Tax Amounts”). Any issuance of Stock pursuant to the exercise of the Option under this Agreement shall not be made until appropriate arrangements have been made for the payment of any amounts that may be required to be withheld or paid with respect thereto. Such arrangements may, at the discretion of the Committee and subject to the terms of the Plan, include allowing the Optionee to tender to the Company shares of Stock owned by the Optionee, or to request the Company to withhold a portion of the shares of Stock being acquired pursuant to the exercise or otherwise distributed to Optionee, which have a Market Value Per Share as of the date of such exercise, tender or withholding that is not greater than the sum of all Tax Amounts, together with payment of any remaining portion of all tax amounts in cash or by check payable and acceptable to the Company. Payment instruments will be received subject to collection.

9. Securities Matters. The Option granted herein shall be subject to the requirement that, if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of purchase of shares hereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Board or the Committee.

10. Employment Relationship. For purposes of this Agreement, the Optionee shall be considered to be in the employment of the Company as long as the Optionee remains an employee of either the Company, a parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new agreement for this Agreement. Any question as to whether and when there has been a termination of such employment, for purposes of this Agreement, and the cause of such termination, for the purposes of this Agreement, shall be determined by the Committee, and its determination shall be final. Nothing herein shall give the

Optionee any right to continued employment or affect in any manner the right of the Company or any parent or subsidiary corporation to terminate the employment of the Optionee.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Optionee. This Agreement and all actions taken shall be governed by and constructed in accordance with the laws of the State of Texas. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. All undefined capitalized terms used herein shall have the meaning assigned to them in the Plan. The Committee shall have authority to construe the terms of this Agreement, and the Committee’s determinations shall be final and binding on the Optionee and the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has executed this Agreement as of the day and year first above written.

LUFKIN INDUSTRIES, INC.

By:	/s/ C.J. Haley, Jr.
Its:	Secretary-Treasurer

OPTIONEE:

/s/ D.V. Smith
Douglas V. Smith
Its:	Chairman, President and Chief Executive Officer

EXHIBIT C

SUMMARY OF SERP

In general, the SERP will have the same terms and provisions as the Company’s qualified pension plan, including early retirement factors, except:

1.	only .5 year of credited service will be recognized under the SERP for each full year of credited service recognized under the qualified plan.

2.	a participant’s vested interest in his benefit will be determined as follows:

(a)	voluntary termination by the executive prior to age 62 — 0%

(b)	involuntarily terminated by the Company (other than for cause) prior to age 62 — 100%

(c)	upon or following a change in control of the Company — 100%

(d)	on or after age 62 (other than for cause) — 100%

(e)	for cause — 0%

3.	Form of Payment

(a)	if by the Company (other than for cause) — an immediate lump sum

(b)	following a change in control — an immediate lump sum

(c)	retirement on or after 62 — same form and time as the qualified plan benefit

(d)	mutual termination — as agreed to by the parties